ARTICLES OF AMENDMENT
                                TO
                    ARTICLES OF INCORPORATION
                                OF
                  EMMIS BROADCASTING CORPORATION


     The undersigned officer of Emmis Broadcasting Corporation
(hereinafter referred to as the "Corporation") existing pursuant to Indiana Business Corporation Law, as amended (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certifies the following facts:

                            ARTICLE I
                            AMENDMENTS

     Section 1. The date of incorporation of the Corporation is July 17, 1986.

     Section 2. The name of the Corporation following this amendment to the Articles of Incorporation is Emmis Communications Corporation.

     Section 3. The exact text of Article I of the Articles of Incorporation is now as follows:

               Corporate Name.  The name of the
               Corporation shall be Emmis
               Communications Corporation.

                            ARTICLE II
                   MANNER OF ADOPTION AND VOTE

     Section 1. Action by Directors. The Board of Directors of the Corporation duly adopted a resolution proposing to amend the terms and provisions of Article I of the Articles of Incorporation and directing a meeting of the Shareholders to be held on June 23, 1998, allowing such members to vote on the proposed amendment.

     Section 2. Action by Shareholders. The Shareholders of the Corporation entitled to vote in respect of the Articles of Amendment adopted the proposed Amendment by vote of such Shareholders during the meeting called by the Board of Directors. The result of such vote was as follows:
                                     Class A       Class B       Total
                                  Common Stock   Common Stock*   Votes**
NUMBER OF OUTSTANDING SHARES         ________      2,560,894    ________
SHARES ENTITLED TO VOTE:             ________      2,560,894    ________
SHARES REPRESENTED AT MEETING        ________      2,560,894    ________
SHARES VOTED IN FAVOR:               ________      2,560,894    ________
SHARES VOTED AGAINST:                ________         -0-       ________
ABSTENTIONS:                         ________         -0-       ________

* Pursuant to the Articles of Incorporation, each share of Class B Common Stock is entitled to ten votes per share. Share data listed in this column should be multiplied by ten to determine the number of actual votes cast.
** Share data listed in this column reflects the number of actual votes, counting each Class B share as ten votes.


     Section 3. Compliance with Legal Requirements. The manner of adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

     Executed this 23rd day of June, 1998.





                                   Jeffrey H. Smulyan, President and CEO



































ART.WPD